Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 5, 2025, is made and entered into by and among TuHURA Biosciences, Inc., a Nevada corporation (“Parent”), Hura Merger Sub I, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Parent (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Kineta, Inc., a Delaware corporation (the “Company”), and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of the Company (the “Stockholders Representative”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, Parent, the Company, Merger Subs and the Stockholders Representative are parties to that certain Agreement and Plan of Merger, dated as of December 11, 2024 (the “Merger Agreement”);

B. WHEREAS, Section 7.4 of the Merger Agreement provides that the Merger Agreement may be amended, modified or supplemented by a duly authorized instrument specifically designated as an amendment to the Merger Agreement and signed on behalf of each of the parties in interest at the time of such amendment; and

C. WHEREAS, Parent, the Company, Merger Subs and the Stockholders Representative desire to amend the Merger Agreement pursuant to Section 7.4 thereof to clarify certain terms and provisions thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Parent, Merger Sub and the Company hereby agree as follows:

1. AMENDMENT TO SECTION 6.2(e) OF THE MERGER AGREEMENT. Section 6.2(e) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(e) Concurrent Investment. The Concurrent Investment shall have been completed and the receipt of gross proceeds to Parent of not less than Twenty Million Dollars ($20,000,000), which gross proceeds shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing.”

2. AMENDMENT TO SECTION 6.2(g) OF THE MERGER AGREEMENT. Section 6.2(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(g) Company Net Working Capital Deficit. The Estimated Net Working Capital Deficit, if any, shall not be greater than Six Million Dollars ($6,000,000).”

3. AMENDMENT TO SECTION 7.1(b)(i) OF THE MERGER AGREEMENT. Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i) the Mergers shall not have been consummated by June 30, 2025 (subject to possible extension as provided in this Section 7.1(b)(i), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub I or Merger Sub II) action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided further, however, that Parent may, on or prior to June 30, 2025 by written notice to the Company, extend the End Date to no later than July 31, 2025, provided that as a condition to making such extension, Parent shall advance to the Company an amount equal to $250,000 to fund Company expenses, which amount shall not increase the Loaned Amount;”

4. AMENDMENTS TO SECTION 8.4 OF THE MERGER AGREEMENT. Section 8.4 of the Merger Agreement shall be amended by amending and restating the following defined terms:

“(f) “Closing Adjusted Cash Consideration” means a dollar amount equal to (i) Twelve Million Dollars ($12,000,000), minus (ii) Five Million Dollars ($5,000,000) relating to Parent’s exclusivity payment under the Exclusivity Agreement, minus (iii) Three Hundred Thousand Dollars ($300,000) relating to Parent’s extension payment under the Exclusivity Agreement, minus (iv) Six Hundred Ninety-Five Thousand Dollars ($695,000), minus (v) the Loaned Amount, if any, plus (vi) the Estimated Net Working Capital Surplus, if any, minus (vii) the Estimated Net Working Capital Deficit, if any;”

“(m) “Company Delayed Share Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the difference of (A) Six Million Five Hundred Thousand Dollars ($6,500,000), minus (B) the Holdback Liabilities Amount, if any, minus (C) Delayed Net Working Capital Amount, if any, divided by (ii) the Parent Share Value, rounded down to the nearest whole share; provided, however, in no event shall the Company Delayed Share Consideration be less than zero;”

“(p) “Company Initial Share Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the difference of (A) Sixteen Million Five Hundred Thousand Dollars ($16,500,000) minus (B) the Deficit Cash Consideration, if any, divided by (ii) Parent Share Value, rounded down to the nearest whole share;”

“(s) “Concurrent Investment” means the financing event by Parent after the date hereof which results in gross proceeds to Parent in an amount no less than Twenty Million Dollars ($20,000,000);”

“(u) “Delayed Net Working Capital Amount” means, if the Closing Net Working Capital results in a deficit (e.g., the Closing Net Working Capital is less than the Targeted Net Working Capital) and that deficit is greater than Six Million Dollars ($6,000,000), the difference between the Closing Net Working Capital and Six Million Dollars ($6,000,000);”

“(gg) “Loaned Amount” means all principal and interest outstanding under any loan between Parent and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, consisting of (i) $250,000 that was previously advanced by Parent to Company, (ii) $250,000 to be advanced by Parent to the Company on or before May 15, 2025, and (iii) $250,000 to be advanced by Parent to Company on or before June 3, 2025 (with the advance in foregoing clause (iii) being contingent upon Parent’s receipt of (A) proceeds from the Concurrent Investment or (B) proceeds from Parent stockholder warrant exercise payments due on May 30, 2025), in each case, for any expenses incurred by the Company in the ordinary course of business or expenses incurred in connection with the Program Assets and approved by Parent, and such amount shall be paid by Parent to the Company no later than five (5) Business Days after the request is made (and invoice or proof of expense is provided to Parent) as long as no event of default has occurred and is continuing under this Agreement as of the date of such request and so long as the parties hereto are then still working in good faith toward a Closing;”

5. CERTAIN VENDOR MATTERS. The Company hereby agrees that that the Company will at all times prior to and through the Closing take such steps to ensure that, except as otherwise consented to by Parent in writing, the Master Development Services Agreement, dated July 9, 2021 (the “Samsung MDSA”), between the Company and Samsung Biologics Co. Ltd. (“Samsung Biologics”) will remain in effect in accordance with its terms. Parent agrees that it will advance to Company the cost payable to Samsung Biologics for the two June 2025 stability studies proposed by Samsung Biologics (the “Samsung Advance”), and the Company will utilize the Samsung Advance solely to fund such stability studies. The Samsung Advance will constitute a Loaned Amount under the Merger Agreement and will reduce the amount that would otherwise be advanced by Parent pursuant to Section 8.4(gg)(ii) of the Merger Agreement (as amended hereby).

6. NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

7. REFERENCES TO THE MERGER AGREEMENT. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” “hereby,” “hereto” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references to the date of the Merger Agreement and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” or words of similar import shall continue to mean December 11, 2024).

8. COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Amendment may be executed by.pdf signature or any electronic signature complying with the U.S. E-SIGN Act of 2000 (e.g.,www.docusign.com) and such signature shall constitute an original for all purposes

9. INCORPORATION BY REFERENCE. Each of the provisions of Sections 8.3 (Notices), 8.8 (Governing Law), 8.9 (Consent to Jurisdiction), 8.13 (Severability) and 8.14 (Waiver of Jury Trial) of the Merger Agreement shall be incorporated by reference as if set out in full herein and shall apply hereto, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

TUHURA BIOSCIENCES, INC.

By:	/s/ James Bianco
Name:	James Bianco, M.D.
Title:	Chief Executive Officer

HURA MERGER SUB I, INC.

By:	/s/ James Bianco
Name:	James Bianco, M.D.
Title:	Chief Executive Officer

HURA MERGER SUB II, LLC

By:	/s/ James Bianco
Name:	James Bianco, M.D.
Title:	Chief Executive Officer

KINETA, INC.

By:	/s/ Craig Philips
Name:	Craig Philips
Title:	President

CRAIG PHILIPS, solely in his capacity as Stockholders Representative

/s/ Craig Philips

(Signature Page to First Amendment to Agreement and Plan of Merger)